As filed with the Securities and Exchange Commission on June 14, 2022
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ___________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________

PROG HOLDINGS, INC.
(Exact name of registrant as specified in charter)
___________________________

Georgia	85-2484385
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

256 W. Data Drive
Draper, Utah 84020-2315
(Address of Principal Executive Offices) (Zip Code)
___________________________
PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan
PROG Holdings, Inc. Employee Stock Purchase Plan, as Amended and Restated
(Full Title of the Plans)

Vin Thomas
General Counsel and Corporate Secretary
PROG Holdings, Inc.
256 W. Data Drive
Draper, Utah 84020-2315
(385) 351-1369
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Cal Smith
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer    ☒                        Accelerated Filer            ☐
Non-Accelerated Filer        ☐                        Smaller Reporting Company        ☐
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) registers (a) 2,980,000 additional shares of common stock, par value $0.50 per share (“Common Stock”) of PROG Holdings, Inc. (the “Company”) under the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan (the “EIP”), pursuant to the amendment of the EIP approved by the Company’s shareholders on May 24, 2022 (the “Amended EIP”) and (b) 500,000 additional shares of Common Stock under the PROG Holdings, Inc. Employee Stock Purchase Plan, as Amended and Restated (the “ESPP”), pursuant to the amendment of the ESPP approved by the Company’s shareholders on May 24, 2022 (the “Amended ESPP”). The Amended EIP, among other things, increased the number of shares of Common Stock authorized for issuance under the EIP from 8,000,000 shares to 10,980,000 shares (an increase of 2,980,000 shares). The Amended ESPP increased the number of shares of Common Stock authorized for issuance under the ESPP from 200,000 shares to 700,000 shares (an increase of 500,000 shares). Under the Amended EIP, the additional shares are of the same class as other securities issuable pursuant to the EIP for which the Registrant’s Registration Statements on Form S-8 (Registration Nos. 333-204014, 333-231463 and 333-204014-01), filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2015, May 14, 2019 and October 16, 2020, respectively (collectively, the “Prior EIP Registration Statements”), are effective. Under the Amended ESPP, the additional shares are of the same class as other securities issuable pursuant to the ESPP for which the Registrant’s Registration Statements on Form S-8 (Registration Nos. 333-225385 and 333-225385-01), filed with the Commission on June 1, 2018 and October 16, 2020, respectively (collectively, the “Prior ESPP Registration Statement” and, together with the Prior EIP Registration Statements, the “Prior Registration Statements”), are effective. The information contained in the Prior Registration Statements is hereby incorporated by reference pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Amended EIP or Amended ESPP, as applicable, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company are incorporated into this Registration Statement by reference:
a.The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on February 23, 2022;
b.The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 filed with the Commission on April 27, 2022;
c.The Company’s Current Reports on Form 8-K filed with the Commission on April 20, 2022 (solely with respect to the information reported under Item 5.02) and May 26, 2022; and
d.The description of the Company’s Common Stock contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K12B, filed with the Commission on October 16, 2020, including any other amendment or report filed for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (except for any portion of any document which is furnished or otherwise not deemed to be filed with the Commission), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in any document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Second Amended and Restated Articles of Incorporation of the Company provide that none of the Company’s directors will be personally liable to the Company or its shareholders for monetary damages resulting from a breach of the duty of care or any other duty owed to the Company as a director to the fullest extent permitted by Georgia law.
Article VII of the Company’s Amended and Restated Bylaws requires the Company to indemnify any person to the fullest extent permitted by law for any liability and expense resulting from any threatened, pending or completed legal action, suit or proceeding (a “Proceeding”) (other than an action or suit by or in the right of the Company) resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity. In such a Proceeding, an officer or director may only be indemnified for expenses and liabilities if he or she acted in good faith and, in the case of conduct in an official capacity, in a manner he or she reasonably believed to be in the best interest of the Company and, in all other cases, in a manner he or she reasonably believed to be not opposed to the best interest of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Article VII of the Company’s Amended and Restated Bylaws also requires the Company to indemnify any person from any threatened, pending or completed Proceeding by or in the right of the Company resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity (a) to the fullest extent permitted by law against all expenses if he or she acted in good faith and, in the case of conduct in an official capacity, in a manner he or she reasonably believed to be in the best interests of the Company and in all other cases, in a manner he or she reasonably believed to not be opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (b) to the fullest extent permitted by law (including through a determination by a court of competent jurisdiction pursuant to Section 14-2-854 of the Georgia Business Corporation Code, as amended from time to time) against all expenses and liabilities that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding.
Notwithstanding these requirements, any officer or director is entitled to indemnification of any expenses in connection with any Proceeding to the extent such officer or director has been wholly successful on the merits or otherwise in such Proceeding.
Article VII of the Company’s Amended and Restated Bylaws also requires the Company to indemnify any person to the fullest extent permitted by law for any expense imposed upon or incurred in connection with acting as a witness or other participant in any threatened, pending or completed Proceeding resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity.
The provisions of the Company’s Amended and Restated Bylaws regarding indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.
The Company’s directors and officers are also insured against losses arising from any claim against them in connection with their service as directors and officers of the Company for wrongful acts or omissions, subject to certain limitations.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits to this Registration Statement are incorporated by reference in this Registration Statement.

Exhibit Number	Description
4.1
Second Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B filed with the Commission on October 16, 2020), as amended by the Articles of Amendment of Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 1, 2020).

4.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12B filed with the Commission on October 16, 2020).
5.1*	Opinion of King & Spalding LLP.
23.1*	Consent of King & Spalding LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Power of Attorney (included in signature pages).
99.1*	PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan.
99.2*	PROG Holdings, Inc. Employee Stock Purchase Plan, as Amended and Restated.
107*	Calculation of Filing Fee Table.
* Filed herewith.
Item 9. Undertakings.
(a) The undersigned Company hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Draper, State of Utah, on this 14th day of June, 2022.

PROG Holdings, Inc.
By:	/s/ Brian Garner
Brian Garner Chief Financial Officer

POWER OF ATTORNEY
Each of the undersigned officers and directors of PROG Holdings, Inc. hereby constitutes and appoints Brian Garner and Vin Thomas as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on June 14, 2022.

Signature	Title

/s/ Steven A. Michaels
Steven A. Michaels	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Brian Garner
Brian Garner	Chief Financial Officer (Principal Financial Officer)

/s/ Matt Sewell
Matt Sewell	Vice President, Financial Reporting and Principal Accounting Officer (Principal Accounting Officer)

/s/ Ray M. Robinson
Ray M. Robinson	Director

/s/ Kathy T. Betty
Kathy T. Betty	Director

/s/ Douglas C. Curling
Douglas C. Curling	Director

/s/ Cynthia N. Day
Cynthia N. Day	Director

/s/ Curtis L. Doman
Curtis L. Doman	Director

/s/ Ray M. Martinez
Ray M. Martinez	Director

/s/ Caroline S. Sheu
Caroline Sheu	Director

/s/ James P. Smith
James P. Smith	Director